Table of Contents

Banco Bradesco S.A.
Exhibit 3.1

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered by and between :

I. On the one side, hereinafter referred to as “CONTROLLING SHAREHOLDERS”:

1.1 CIDADE DE DEUS COMPANHIA COMERCIAL DE PARTICIPAÇÕES , a company with head office in Cidade de Deus, Osasco, State of São Paulo , registered at CNPJ under no. 61.529.343/0001-32, herein represented by its legal representatives (“CIDADE DE DEUS”); and

1.2 FUNDAÇÃO BRADESCO, with head office in Cidade de Deus, Vila Yara, Osasco, SP, registered at CNPJ under no. 60.701.521/0001-06, herein represented by its legal representatives (“FUNDAÇÃO”) ,

II. On the other side:

2.1 BANCO BILBAO VIZCAYA ARGENTARIA S.A., with head office in Bilbao, Plaza de San Nicolas 4, with C.I.F. number A –48/256169, registered at the Mercantile Registry of Vizcaya, in Tome 2083, Book 1545, Section 3 of Corporations, page I, chapter no. 14.741, 1st record, herein represented by its legal representative (“BBVA”);

CIDADE DE DEUS, FUNDAÇÃO and BBVA hereinafter collectively called “SHAREHOLDERS”,

III. And, as Intervening Party:

3.1 BANCO BRADESCO S.A. (“BANK ”), a financial institution with head office in Cidade de Deus, Osasco, State of São Paulo, registered at CNPJ under no. 60.746.048/0001-12, herein represented by its legal representatives;

WHEREAS

1) BBVA owns 35,481,460,11 nominative common shares, which correspond to 4.44% of the voting capital of the BANK (the “Shares”);

2) The SHAREHOLDERS wish to regulate their relationship relative to the exercise of their rights in the transfer of the SHARES and with regards to the right of BBVA to elect 1 (one) member to the Board of Directors of BANK;

THE SHAREHOLDERS RESOLVE to execute this Shareholders Agreement ( the “AGREEMENT”) , in the manner of Article 118 of Law 6.404/76, in accordance with the following terms and conditions:

CLAUSE ONE – ELECTION OF MEMBER TO THE BOARD OF DIRECTORS

1.1 By this AGREEMENT, as long as BBVA owns a participation percentage equal or greater than 3.94% (three point ninety-four percent) of the voting capital of the BANK, the CONTROLLING SHAREHOLDERS shall assure BBVA the right to elect one (01) member to the Board of Directors of the BANK.

1.2 The appointment by BBVA of any person to the board of directors of the BANK cannot be challenged by the CONTROLLING SHAREHOLDERS, provided that:

(a) the referred appointment does not violate legal or regulatory provisions applicable to the BANK or fails to observe the by-laws of the BANK; and

(b) the CONTROLLING SHAREHOLDERS do not present relevant reason to challenge the appointment of the board member nominated by BBVA, such as, for example, if the nominated person renders services to competitors of the BANK or has participated in the capital stock or administration of companies that have a conflict of interests in Brazil with the BANK, the CONTROLLING SHAREHOLDERS or with companies controlled by the BANK.

1.3 Notwithstanding the provisions of item 1.1, the right of BBVA to elect one (01) member to the Board of Directors of the BANK shall not be affected if the dilution of BBVA'S equity holdings in BRADESCO to a participation percentage inferior to 3.94% (three point ninety-four percent) of the voting capital of BANK results from an increase in the capital stock of BRADESCO with regard to which preemptive right is not offered to the shareholders of the BANK.

1.4 As long as BBVA maintains a participation percentage in the voting capital of the BANK equal or greater than 3.94% (three point ninety-four percent), the BANK and BBVA shall create and maintain a “Spanish Desk” in the BANK, through which (i) the BANK and/or its subsidiaries may strengthen their relationship with the Spanish community in Brazil and (ii) opportunities of banking services that can be rendered by BBVA and/or its subsidiaries in Brazil are identified ; it is hereby understood that any and all transactions carried out in Brazil by the Spanish Desk shall be executed and registered in the BANK. The Spanish Desk shall be headed by a statutory department officer appointed by BBVA, and the customer service structure of the BANK shall have a team dedicated to serving Spanish clients with business or transactions in Brazil as well as Brazilian companies and individuals with interests in Spain or in other countries of Latin America.

1.5 Notwithstanding the provisions of item 1.4, the right of BBVA to appoint a statutory department head to manage the Spanish Desk shall not be affected by the dilution of BBVA's participation in the capital stock of the BANK to a percentage inferior to 3.94% (three point ninety-four percent), if resulting from increase of capital stock of the BANK with regard to which preemptive right is not offered to the shareholders of the BANK.

CLAUSE TWO – RESTRICTIONS TO THE TRANSFER OF SHARES

2.1 In the event BBVA wishes to sell, assign, transfer or in any way dispose of part or all of its SHARES and receives a written proposal (the “OFFER”) from a third party (“OFFERER”), BBVA shall notify the CONTROLLING SHAREHOLDERS in writing (the “NOTICE”) of the terms and conditions of the OFFER, including, but without being limited to, the name of the OFFERER, the quantity and types of SHARES involved (the “OFFERED SHARES”), the price offered, the payment terms and the intent of BBVA of accepting the OFFER. The CONTROLLING SHAREHOLDERS shall have right of first refusal (“RIGHT OF FIRST REFUSAL”) relative to the purchase of the OFFERED SHARES in the terms and conditions of the OFFER. The exercise of the RIGHT OF FIRST REFUSAL shall be subject to the procedures described below. The exercise of the RIGHT OF FIRST REFUSAL is subject to the purchase of all the OFFERED SHARES.

2.1.1 Any transfers between companies of the same economic group of BBVA are not subject to the RIGHT OF FIRST REFUSAL, provided that the assignee assumes the rights and obligations of this AGREEMENT and the assignor remains as guarantor of the obligations arising from this AGREEMENT.

2.2 Within fifteen (15) days as from the date of receipt of the NOTICE, the CONTROLLING SHAREHOLDERS shall notify BBVA in writing (the “REPLY NOTICE” ), indicating they wish to:

(a) exercise the RIGHT OF FIRST REFUSAL over all of the OFFERED SHARES , at the same price and under the same terms as the OFFER, though the CONTROLLING SHAREHOLDERS shall be entitled to assign the RIGHT OF FIRST REFUSAL to affiliate companies; or

(b) waive their RIGHT OF FIRST REFUSAL (and the absence of such REPLY NOTICE within the prescribed time limit shall be construed as waiver of the RIGHT OF FIRST REFUSAL); assignment of such right to third parties is not permitted.

2.3 Any sale, transfer, assignment or disposition of the SHARES that violate the provisions of this AGREEMENT shall be null and void.

CLAUSE THREE – PUT OPTION OF THE SHARES HELD BY BBVA

3.1 For a period of seven (07) years as of the date of the AGREEMENT, the CONTROLLING SHAREHOLDERS grant to BBVA an irrevocable and irreversible put option over the SHARES ( the “PUT OPTION”), observing the following limits:

(a) up to 33.33% of the SHARES, at any time, after two (2) years as from the execution of the AGREEMENT;

(b) up to 66.66% of the SHARES , at any time, after three (3) years as from the execution of the AGREEMENT;

(c) up to 100% of the SHARES, any time, after four (4) years as from the execution of the AGREEMENT.

3.1.1 In the event the control of the BANK is changed , the PUT OPTION may be exercised within 30 ( thirty ) days at the most as from the change of the control of the BANK.

3.2 The price to be paid for the SHARES under the PUT OPTION shall be upfront, at the average price of the quotes on the São Paulo Stock Market (BOVESPA) for nominative common shares of the BANK, at the price verified in the last 20 trading sessions of BOVESPA prior to the date of communication of the exercise of the PUT OPTION.

3.3 The PUT OPTION may also be exercised, at the discretion of BBVA, at any time, after two (02) years as from the date of execution of this AGREEMENT, for 100% of the SHARES, at the price foreseen in item 3.2, in reais; payment, however, will be effectuated in the following manner: 1/3 upfront, 1/3 on the 1st anniversary of the sale and 1/3 on the second anniversary of the sale. The value of the installments (except for the upfront payment) shall be converted into North American currency, as from the date the obligation is created, and the payments, accrued by LIBOR rate, shall be reconverted into Reais by the average rate of the North American currency of the business day immediately prior to the payment (average published by the Central Bank of Brazil in Transaction Ptax 850).

3.4 In the event BBVA intends to exercise the PUT OPTION, it shall communicate the exercise of its option to sell its SHARES in writing , with at least thirty (30) business days advance notice. Payment shall be made upfront, in Reais, net of taxes, if the case, on the date of transfer of the SHARES.

CLAUSE FOUR – GENERAL PROVISIONS

4.1 In the event of change of control, direct or indirect, of BBVA or of the BANK, any of the Parties may terminate this AGREEMENT by means of notice sent to the Party whose control was changed, excepting, however, that the PUT OPTION shall remain in full force in accordance with Clause Three.

4.2 For a period of three (03) years after the expiry or termination of this AGREEMENT, the SHAREHOLDERS, their Directors, employees and representatives agree to keep confidential and not disclose to any third parties privileged information relative to the activities, business and affairs of the BANK to which they had access as shareholders of the BANK.

4.3 The SHAREHOLDERS agree that a copy of this AGREEMENT shall be filed at the head office of the BANK for all legal effects.

4.4 This AGREEMENT is valid and effective, binding the signatory SHAREHOLDERS for themselves and their heirs and/or successors under any title.

4.5 The non-exercise of any right or option foreseen in this AGREEMENT will not be construed or result in novation or waiver nor shall it exclude the exercise, at any time in the future, of such right or option.

4.6 In the event of any provision of this AGREEMENT being deemed invalid, the remaining contractual provisions shall continue to bind the SHAREHOLDERS, who, in good faith, shall agree on the substitution of the voided provisions in order to attain, to the extent possible, the objectives sought therein.

4.7 The rights and obligations of the SHAREHOLDERS arising from this AGREEMENT may not be transferred nor assigned, all or in part, except when foreseen in this AGREEMENT or by prior and express written consent of both SHAREHOLDERS.

4.8 All the obligations undertaken in this AGREEMENT are irrevocable and irreversible and are subject to specific performance, with the affected SHAREHOLDER entitled to use any court or out-of-court procedure or action to have this AGREEMENT observed and to have all obligations herein assumed performed.

4.9 In view of the nature of this AGREEMENT, the SHAREHOLDERS recognize that, in the event of default in the obligations herein assumed, any indemnification for losses will not represent sufficient redress Consequently, without prejudice to the damages that may be sought, any obligation referred to in this instrument that is not performed by any of the SHAREHOLDERS may be the object of specific performance, by means of court order carrying out or replacing the performed act, vote or measure, refused or omitted in breach of this AGREEMENT, in the manner of applicable provisions.

4.10 The Parties hereby elect, for any action resulting from dispute arising from this AGREEMENT, the central courts of the City of São Paulo, State of São Paulo, with the SHAREHOLDERS expressly and formally waving any and all others, no matter how privileged they may be.

4.11 This AGREEMENT shall be valid for an initial term of ten (10) years as of the date hereof, and will be automatically renewed for successive period of ten (10) years unless notice of intent to terminate this AGREEMENT is given by any of the SHAREHOLDERS within 180 (one hundred and eighty) days at the most as from [ sic] the date of expiry of the initial period or of any extended period.

4.12 The validity of this AGREEMENT shall require the approval of the Central Bank of Brazil.

4.13 This agreement prevails over any other that is not submitted and approved by the Central Bank of Brazil.

IN WITNESS WHEREOF, THE SHAREHOLDERS irrevocably and irreversibly sign this AGREEMENT, in five (05) counterparts of equal content, in the presence of the two witnesses below.

São Paulo, June 9 of 2003.

(illegible signature)

CIDADE DE DEUS COMPANHIA COMERCIAL DE PARTICIPAÇÕES

(illegible signature)

FUNDAÇÃO BRADESCO

(illegible signature)

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

(illegible signature)

INTERVENING PARTY: BANCO BRADESCO S.A.